EXHIBIT 3.5

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

Founded in 1852
by Sidney Davy Miller
-----------------------
                                                             MICHIGAN: Ann Arbor
Sidney T. Miller (1864-1940)                              Detroit o Grand Rapids
George L. Canfield (1866-1928)                                Howell o Kalamazoo
Lewis H. Paddock (1866-1935)                             Lansing o Monroe o Troy
Ferris D. Stone (1882-1945)                            -------------------------
                                                                  New York, N.Y.
                                                                Washington, D.C.
                                                                  POLAND: Gdynia
                                                               Katowice o Warsaw

                                                              AFFILIATED OFFICE:
                                                                   Pensacola, FL




                                     MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.
                                         840 West Long Lake Road, Suite 200
                                    --------------------------------------------
GREGORY V. DI CENSO                          Troy, Michigan 48098-6358
TEL: (248) 267-3282                          Telephone: (248) 879-2000
FAX: (248) 879-2001                          Facsimile: (248) 879-2001
E-MAIL: DICENSO@MILLERCANFIELD.COM             www.millercanfield.com
                                               ----------------------


                                  June 27, 2006


Van Kampen Unit Trusts,
Municipal Series 611
In care of
Van Kampen Funds Inc.
1 Parkview Plaza
P.O. Box 5555
Oakbrook Terrace, Illinois  60181-5555

The Bank of New York through
its Wall Street Trust Division
  as Trustee of the Van Kampen Unit Trusts,
  Municipal Series 611
101 Barclay Street
New York, New York  10286

                Re: Van Kampen Unit Trusts, Municipal Series 611
             (Michigan Insured Municipals Income Trust, Series 195)


Gentlemen:

   We have acted as special Michigan counsel to you as sponsors and trustees of Van Kampen Unit Trusts, Municipal Series 611 (Michigan Insured Municipals Income Trust, Series 195) referred to above (the "Fund"). You have asked that we, acting in such capacity, render an opinion to you with respect to certain matters relating to the issuance of the units of fractional undivided interest in the Fund (the "Units") pursuant to a Registration Statement on Form S-6 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Registration Statement").

   You have requested our opinion as to the applicability to the Michigan Insured Municipals Income Trust (the "Michigan Trust") and the holders of Units (the "Holders"), each of which Units represents the ownership of a specified fractional undivided interest in the assets of the Michigan Trust, of the Michigan Income Tax Act (M.C.L.A.ss.ss.206.1 et seq.; M.S.A.ss.ss.7.557 (101) et seq.) (the "Michigan Income Tax"), the City Income Tax Act (M.C.L.A.ss.ss.141.501 et seq.; M.S.A.ss.ss.5.3194 (1) et seq.), which incorporates the "Uniform City Income Tax Ordinance," the First Class School District excise tax upon income (M.C.L.A.ss.380.451; M.S.A.ss.15.4531) (collectively, the "income tax laws"), the Michigan Single Business Tax Act (M.C.L.A.ss.ss.208.1 et seq.; M.S.A. ss.ss.7.558 (1) et seq.) (the "Single Business Tax") and the Michigan Tax on Ownership of Intangible Personal Property (M.C.L.A.ss.ss.205.131 et seq.; M.S.A.ss.ss.7.556 (1) et seq.) (the "Intangibles Tax"). The total repeal of the Intangibles Tax was effective January 1, 1998 (1995 PA 4 and 5). The Michigan Income Tax rate was reduced from 4.4 percent to
4.2 percent for year 2000; 4.2 percent for year 2001; 4.1 percent for year 2002;
4.0 percent for year 2003; and 3.9 percent beginning February 1, 2004 and after (1999 PA 1-6). The Single Business Tax, with a rate of 1.9 percent for year 2002, will be phased-out at a rate of one-tenth of one percent per year, with total repeal for tax years after December 31, 2009 (2002 PA 531). The City Income Tax Act was amended, for cities with a population of 750,000 or more, such as Detroit, to require, over a ten-year period, a gradual total reduction of their respective city income tax rates of one percent for residents and one-half of one percent for non-residents. This gradual rate reduction is effective for tax years beginning on or after July 1, 1999, and each July 1 thereafter, unless a city requests a suspension of a reduction under specified economic conditions (1998 PA 500). You have also requested our opinion regarding the tax status of proceeds payable from an insurance policy to be obtained by either the Fund or by the issuer of the Bonds involved, guaranteeing prompt payment of principal and interest on all Bonds in the portfolio of the Fund.

   The Michigan Trust, its formation, its proposed method of operation, the rights of owners of Certificates representing Units, the nature of such ownership and the portfolio of investments of the Michigan Trust are described and set forth in the Prospectus dated June 27, 2006, filed with the Securities and Exchange Commission in Registration No. 333-134836. In giving our opinion set forth hereunder, we have relied upon the facts contained in such Registration Statement, including the fact that, at the respective dates of issuance of the underlying Debt Obligations, opinions of bond counsel to the respective Michigan authorities issuing such Debt Obligations were given with respect to the validity of the Debt Obligations and the exemption of the same, and of the interest thereon, from Michigan taxation.

   In giving our opinion set forth hereunder, we have also relied upon the facts and statements contained in such Registration Statement, and in the Official Statement for the underlying U.S. Possession Bonds, including the fact that, at the respective dates of issuance of the underlying U.S. Possession Bonds, opinions of bond counsel to the respective authorities issuing such U.S. Possession Bonds were given with respect to the validity of the U.S. Possession Bonds and the exemption of the same, and of the interest thereon, from Federal income taxes or exclusion from the gross income of the Holders thereof for Federal income tax purposes and the exemption of the U.S. Possession Bonds and the interest thereon from State, Commonwealth of Puerto Rico and local income taxation.

   Based on the above, it is our opinion that:

   The Michigan Trust and the owners of Units will, in our opinion, be treated for purposes of the Michigan income tax laws and the Single Business Tax in substantially the same manner as they are for purposes of the Federal income tax laws, as currently enacted. Accordingly, we have relied upon the opinion of Messrs. Chapman and Cutler as to the applicability of Federal income tax under the Internal Revenue Code of 1986, as currently amended, to the Michigan Trust and the Holders of Units.

   Under the income tax laws of the State of Michigan, the Michigan Trust is not an association taxable as a corporation; the income of the Michigan Trust will be treated as the income of the Holders of Units of the Michigan Trust and be deemed to have been received by them when received by the Michigan Trust. Interest on the Debt Obligations and on the U.S. Possession Bonds in the Michigan Trust which is exempt from tax under the Michigan income tax laws when received by the Michigan Trust will retain its status as tax exempt interest to the Holders of Units of the Michigan Trust.

   For purposes of the Michigan income tax laws, each Holder of Units of the Michigan Trust will be considered to have received his pro rata share of interest on each Debt Obligation in the Michigan Trust when it is received by the Michigan Trust, and each Holder will have a taxable event when the Michigan Trust disposes of a Debt Obligation (whether by sale, exchange, redemption or payment at maturity) or when the Unit Holder redeems or sells his Unit, to the extent the transaction constitutes a taxable event for Federal income tax purposes. The tax cost of each Unit to a Unit Holder will be established and allocated for purposes of the Michigan income tax laws in the same manner as such cost is established and allocated for Federal income tax purposes.

   The Michigan Single Business Tax replaced the tax on corporate and financial institution income under the Michigan Income Tax, and the intangible tax with respect to those intangibles of persons subject to the Single Business Tax the income from which would be considered in computing the Single Business Tax. Persons are subject to the Single Business Tax only if they are engaged in "business activity," as defined in the Single Business Tax. Under the Single Business Tax, both interest received by the Michigan Trust on the underlying Debt Obligations and any amount distributed from the Michigan Trust to a Unit Holder, if not included in determining taxable income for Federal income tax purposes, is also not included in the adjusted tax base upon which the Single Business Tax is computed, of either the Michigan Trust or the Unit Holders. If the Michigan Trust or the Unit Holders have a taxable event for Federal income tax purposes when the Michigan Trust disposes of a Debt Obligation (whether by sale, exchange, redemption or payment at maturity) or the Holder redeems or sells his Unit, an amount equal to any gain realized from such taxable event which was included in the computation of taxable income for Federal income tax purposes (plus an amount equal to any capital gain of an individual realized in connection with such event but excluded in computing that individual's Federal taxable income) will be included in the tax base against which, after allocation, apportionment and other adjustments, the Single Business Tax is computed. The tax base will be reduced by an amount equal to any capital loss realized from such a taxable event, whether or not the capital loss was deducted in computing Federal taxable income in the year the loss occurred. Holders should consult their tax advisor as to their status under Michigan law.

   Any proceeds paid under an insurance policy issued to the Trustee of the Fund, or paid under individual policies obtained by issuers of Bonds, which, when received by the Unit Holders, represent maturing interest on defaulted obligations held by the Trustee, will be excludable from the Michigan income tax laws and the Single Business Tax if, and to the same extent as, such interest would have been so excludable if paid by the issuer of the defaulted obligations.

   Chapman & Cutler, of 111 West Monroe Street, Chicago, Illinois 60603, is entitled to rely on this opinion as though it were addressed to them.

   We also advise you that, as the Tax Reform Act of 1986 eliminated the capital gain deduction for tax years beginning after December 31, 1986, the federal adjusted gross income, the computation base for the Michigan Income Tax, of a Unit Holder will be increased accordingly to the extent such capital gains are realized when the Michigan Trust disposes of a Debt Obligation or when the Unit Holder redeems or sells a Unit, to the extent such transaction constitutes a taxable event for Federal income tax purposes.

   We hereby consent to the reference to Miller, Canfield, Paddock and Stone, P.L.C. under the heading "Michigan Tax Status" in the Prospectus relating to the Michigan Trust which is part of the Registration Statement in Registration No. 333-134836 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to the filing of this opinion as an exhibit to said registration statement.

                                                               Yours very truly,


                                     MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.